UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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INFORMATION REQUIRED IN PROXY STATEMENT

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INTERNATIONAL GAME TECHNOLOGY

(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 29, 2013, Reuters published an article relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology. A copy of such article is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

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Exhibit I

Investor urges IGT to rethink online gaming move

Chris Peters and Arpita Mukherjee

Tue Jan 29, 2013 10:41 am EST

(Reuters) - U.S. slot machine maker International Game Technology should consider strategic alternatives for the social gaming unit it bought for $500 million a year ago and focus instead on growing Asian markets, an investor in the company said.

Jason Ader, whose investment firm is leading a group seeking representation on the board of IGT, said he believed the company had lost its focus by venturing into online gaming.

"IGT needs to get back to basics in developing games for its casino customers in the U.S. and Asia," Ader, an industry veteran who is also on the board of Las Vegas Sands Corp, told Reuters in a telephone interview.

Ader's group, which controls about 3 percent of IGT's stock, is looking to nominate three directors to the company's board, including former Chief Executive Charles Mathewson.

In a letter to IGT shareholders on Monday, the group criticized the board for losing focus on its core business and said that DoubleDown, one of the biggest providers of games on Facebook Inc, was an "incredibly expensive" acquisition.

IGT bought DoubleDown, which offers free-to-play online games such as poker and blackjack, in January 2012. Shares of Las Vegas, Nevada-based IGT have lost 13 percent of their value since the acquisition.

Asked to comment on the letter, company spokeswoman Mariya Barnes said IGT was preparing a response to be issued this week. The company, which has a market value of about $4 billion, has scheduled its annual shareholder meeting for March 5.

IGT Chief Executive Patti Hart said in November that the company's social gaming unit was growing faster than expected. Interactive gaming contributed about 7 percent of overall revenue in 2012, up from 2 percent in 2011.

John Miller of Ariel Investments LLC, which controls about 4 percent of IGT, said social gaming acquisitions were a long-term strategy for many gaming companies and could "almost be viewed as an R&D expenditure".

DoubleDown gives IGT an opportunity to put some of its content on another distribution medium, which should increase the popularity of that content, Miller, a senior vice-president and portfolio manager at Ariel, told Reuters.

ONLINE GAMBLE

DoubleDown generates revenue from the sale of virtual gaming chips, rather than from customers betting with real money, which is prohibited across most of the United States.

But online gambling is now legal in Nevada and Delaware, while a number of other U.S. states are moving toward legalizing it after the Justice Department ruled in 2011 that only online betting on sporting contests was unlawful.

So far, the pace has been slow due partly to legislative delays and opposition, including from some big gaming industry players like Las Vegas Sands Chief Executive Sheldon Adelson, who has said he is morally opposed to online gambling.

Ader, who heads Ader Investment Management LP, said Asia was a potential growth market for IGT. Macau, the world's largest casino market, generated $38 billion in annual gambling revenue in 2012, up from 13.5 percent a year earlier.

"There is a big opportunity to pursue growth in Macau and the Philippines in the electronic table games segment," he said.

He said he believed the DoubleDown acquisition put IGT in competition with some slot machine and systems customers, such as Caesars Entertainment Corp, MGM Resorts International and Station Casinos Inc.

Ader also said that IGT had compared DoubleDown to social gaming company Zynga Inc. In the letter, he wrote that Zynga's enterprise value had declined by more than 80 percent in the 12 months since IGT acquired DoubleDown.

(This story is fixed to correct paragraph 7 to say annual meeting is scheduled for March 5, not March 13)

(Editing by Sriraj Kalluvila and Robin Paxton)

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